Exhibit 10.2

DEFERRAL ELECTION FORM

ANALOGIC CORPORATION AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR STOCK PLAN (THE “PLAN”)

I.	Plan Year and Return Information. This deferral election applies only to the Plan Year shown below. We must receive your completed form by the Return Date or your deferral election will not be effective.

Plan Year	CY2016
Return Date:	December 15, 2015
Return To:	Jackie Lucas at Analogic e-mail: jlucas@analogic.com

II.	Participant Name and Address

Name:
Address:

III.	Annual Cash Retainer Deferral Election. Please defer my Annual Cash Retainer ($30,000 for CY2016) as shown below. The deferral percentage must be between 0% and 100%, in multiples of 10 (e.g., 10%, 20%, 30%, etc.). The total of the deferral percentages must equal either 0% or 100%.

Percentage Deferred as Deferred Stock Units	0%
Percentage Deferred into Cash Account	0%
Total of above:	0%

IV.	Annual Share Retainer Deferral Election. Please defer the indicated portion of my Annual Share retainer into Deferred Stock Units as shown below. The deferral percentage must be between 0% and 100%, in multiples of 10 (e.g., 10%, 20%, 30%, etc.).

Percentage Deferred as Deferred Stock Units	0%

V.	Distribution Election. Please distribute the then-current value of my Deferred Stock Units and/or cash account for the current Plan Year when indicated below. Mark only one/select date as applicable.

☐	Upon termination of my service to Analogic as a member of the Board of Directors.
☐ Date:	On the date shown (must be at least one year from the date of your election).

VI.	Participant Signature and Date. I acknowledge that my deferral election is subject to the Plan and the Plan Prospectus, copies of which have been provided to me. Deferral elections that are contrary to the Plan or that are received after the Return Date will not be effective. Capitalized terms that are not defined in this form will have the definitions given to them in the Plan.

Signature:	Date:

2015 11 25 — For CY2016